Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

QLogic Corporation:

We have audited the accompanying consolidated balance sheets of QLogic Corporation and subsidiaries as of April 3, 2016 and March 29, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended April 3, 2016. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule of valuation and qualifying accounts as listed in the index under Item 15(a)(2). These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QLogic Corporation and subsidiaries as of April 3, 2016 and March 29, 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended April 3, 2016, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in note 1 to the consolidated financial statements, the Company has adopted, on a retrospective basis, FASB Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes, and has classified all deferred tax assets, liabilities and associated allowances as non-current.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), QLogic Corporation’s internal control over financial reporting as of April 3, 2016, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 26, 2016, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Irvine, California

May 26, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

QLogic Corporation:

We have audited QLogic Corporation’s internal control over financial reporting as of April 3, 2016, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). QLogic Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, QLogic Corporation maintained, in all material respects, effective internal control over financial reporting as of April 3, 2016, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of QLogic Corporation and subsidiaries as of April 3, 2016 and March 29, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended April 3, 2016, and our report dated May 26, 2016, expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Irvine, California

May 26, 2016

QLOGIC CORPORATION

CONSOLIDATED BALANCE SHEETS

April 3, 2016 and March 29, 2015

	2016	2015
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$125,408	$115,241
Marketable securities	229,439	201,174
Accounts receivable, less allowance for doubtful accounts of $849 and $1,297 as of April 3, 2016 and March 29, 2015, respectively	55,546	87,436
Inventories	39,745	29,978
Other current assets	13,268	21,802

Total current assets	463,406	455,631
Property and equipment, net	71,738	78,501
Goodwill	167,232	167,232
Purchased intangible assets, net	62,998	77,659
Deferred tax assets	41,003	48,880
Other assets	17,491	20,752

	$823,868	$848,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,576	$40,497
Accrued compensation	19,389	22,476
Accrued taxes	955	2,711
Other current liabilities	11,156	11,718

Total current liabilities	61,076	77,402
Accrued taxes	9,510	14,516
Other liabilities	5,904	9,721

Total liabilities	76,490	101,639

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 218,210,000 and 215,549,000 shares issued as of April 3, 2016 and March 29, 2015, respectively	218	215
Additional paid-in capital	1,015,666	983,579
Retained earnings	1,769,130	1,722,664
Accumulated other comprehensive loss	(334)	(99)
Treasury stock, at cost: 135,118,000 and 128,329,000 shares as of April 3, 2016 and March 29, 2015, respectively	(2,037,302)	(1,959,343)

Total stockholders’ equity	747,378	747,016

	$823,868	$848,655

See accompanying notes to consolidated financial statements.

QLOGIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended April 3, 2016, March 29, 2015 and March 30, 2014

	2016	2015	2014
	(In thousands, except per share amounts)
Net revenues	$458,913	$520,198	$460,907
Cost of revenues	187,464	214,146	150,800

Gross profit	271,449	306,052	310,107

Operating expenses:
Engineering and development	128,774	144,260	147,010
Sales and marketing	56,618	64,330	68,367
General and administrative	25,454	32,512	32,097
Special charges	11,806	10,520	74,853

Total operating expenses	222,652	251,622	322,327

Operating income (loss)	48,797	54,430	(12,220)
Interest and other income, net	1,929	763	3,260

Income (loss) before income taxes	50,726	55,193	(8,960)
Income taxes	4,260	4,600	9,306

Net income (loss)	$46,466	$50,593	$(18,266)

Net income (loss) per share:
Basic	$0.55	$0.58	$(0.21)

Diluted	$0.54	$0.57	$(0.21)

Number of shares used in per share calculations:
Basic	85,122	87,584	87,612

Diluted	86,110	88,463	87,612

See accompanying notes to consolidated financial statements.

QLOGIC CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years Ended April 3, 2016, March 29, 2015 and March 30, 2014

	2016	2015	2014
	(In thousands)
Net income (loss)	$46,466	$50,593	$(18,266)
Other comprehensive income (loss), net of income taxes:
Changes in fair value of marketable securities:
Changes in unrealized gains	71	167	(1,112)
Net realized losses (gains) reclassified into earnings	6	132	(587)

	77	299	(1,699)
Foreign currency translation adjustments	(312)	(833)	247

Total other comprehensive income (loss)	(235)	(534)	(1,452)

Comprehensive income (loss)	$46,231	$50,059	$(19,718)

See accompanying notes to consolidated financial statements.

QLOGIC CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended April 3, 2016, March 29, 2015 and March 30, 2014

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
	Outstanding Shares	Amount

	(In thousands)
Balance at March 31, 2013	89,960	$212	$932,557	$1,690,337	$1,887	$(1,890,716)	$734,277
Net loss	—	—	—	(18,266)	—	—	(18,266)
Issuance of common stock under stock-based awards	1,641	2	3,970	—	—	—	3,972
Decrease in excess tax benefits from stock-based awards	—	—	(1,157)	—	—	—	(1,157)
Stock-based compensation	—	—	22,638	—	—	—	22,638
Other comprehensive loss	—	—	—	—	(1,452)	—	(1,452)
Purchases of treasury stock	(4,431)	—	—	—	—	(46,586)	(46,586)

Balance at March 30, 2014	87,170	214	958,008	1,672,071	435	(1,937,302)	693,426
Net income	—	—	—	50,593	—	—	50,593
Issuance of common stock under stock-based awards	1,763	1	5,026	—	—	—	5,027
Stock-based compensation	—	—	20,545	—	—	—	20,545
Other comprehensive loss	—	—	—	—	(534)	—	(534)
Purchases of treasury stock	(1,713)	—	—	—	—	(22,041)	(22,041)

Balance at March 29, 2015	87,220	215	983,579	1,722,664	(99)	(1,959,343)	747,016
Net income	—	—	—	46,466	—	—	46,466
Issuance of common stock under stock-based awards	2,661	3	15,459	—	—	—	15,462
Stock-based compensation	—	—	16,628	—	—	—	16,628
Other comprehensive loss	—	—	—	—	(235)	—	(235)
Purchases of treasury stock	(6,789)	—	—	—	—	(77,959)	(77,959)

Balance at April 3, 2016	83,092	$218	$1,015,666	$1,769,130	$(334)	$(2,037,302)	$747,378

See accompanying notes to consolidated financial statements.

QLOGIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended April 3, 2016, March 29, 2015 and March 30, 2014

	2016	2015	2014
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$46,466	$50,593	$(18,266)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	39,463	47,119	32,523
Stock-based compensation	16,628	20,545	22,638
Deferred income taxes	7,887	(1,457)	(3,637)
Asset impairments	1,954	3,697	8,022
Other non-cash items, net	930	1,136	2,729
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	32,230	(22,337)	899
Inventories	(9,767)	(11,942)	6,660
Other assets	7,820	3,924	(19,013)
Accounts payable	(3,573)	3,487	4,376
Accrued compensation	(3,087)	(4,480)	(1,511)
Accrued taxes, net	(11,951)	821	9,855
Other liabilities	(3,479)	(8,610)	11,516

Net cash provided by operating activities	121,521	82,496	56,791

Cash flows from investing activities:
Purchases of available-for-sale securities	(241,789)	(189,707)	(342,921)
Proceeds from sales and maturities of available-for-sale securities	212,072	173,403	510,816
Purchases of property and equipment	(26,761)	(26,118)	(27,550)
Proceeds from disposition of assets held for sale	7,553	—	—
Acquisition of businesses	—	—	(157,352)

Net cash used in investing activities	(48,925)	(42,422)	(17,007)

Cash flows from financing activities:
Proceeds from issuance of common stock under stock-based awards	21,612	9,717	8,711
Minimum tax withholding paid on behalf of employees for restricted stock units	(6,150)	(4,690)	(4,739)
Purchases of treasury stock	(78,859)	(21,140)	(47,785)
Other financing activities	968	22	(245)

Net cash used in financing activities	(62,429)	(16,091)	(44,058)

Net increase (decrease) in cash and cash equivalents	10,167	23,983	(4,274)
Cash and cash equivalents at beginning of year	115,241	91,258	95,532

Cash and cash equivalents at end of year	$125,408	$115,241	$91,258

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes, net of refunds received	$6,506	$5,138	$2,508

See accompanying notes to consolidated financial statements.

QLOGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 . Description of Business and Summary of Significant Accounting Policies

General Business Information

QLogic Corporation (QLogic or the Company) designs and supplies high performance server and storage networking connectivity products that provide, enhance and manage computer data communication. The Company’s products are used in enterprise, managed service provider and cloud service provider data centers, along with other environments dependent on high performance, reliable data networking. The Company’s products are based primarily on Fibre Channel and Ethernet technologies and are used in connection with storage networks, data networks and converged networks. The Company’s products consist primarily of connectivity products such as adapters and application-specific integrated circuits (ASICs) and are sold worldwide, primarily to original equipment manufacturers (OEMs) and distributors.

The Company classifies its products into two categories – Advanced Connectivity Platforms and Legacy Connectivity Products. Advanced Connectivity Platforms are comprised primarily of adapters and ASICs for server and storage connectivity applications. Legacy Connectivity Products are comprised primarily of Fibre Channel switch products.

Principles of Consolidation

The consolidated financial statements include the financial statements of QLogic Corporation and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Financial Reporting Period

The Company uses a fifty-two/fifty-three week fiscal year ending on the Sunday nearest March 31. Fiscal year 2016 comprised fifty-three weeks and ended on April 3, 2016. Fiscal years 2015 and 2014 each comprised fifty-two weeks and ended on March 29, 2015 and March 30, 2014, respectively.

Use of Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and judgments that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Significant estimates and judgments affecting the consolidated financial statements are those related to revenue recognition, income taxes, inventories, goodwill and long-lived assets.

The Company evaluates its estimates on an ongoing basis using historical experience and other factors, including the current economic environment. Significant judgment is required in determining (i) the fair value of assets acquired and liabilities assumed in a business combination, including the fair value of identifiable intangible assets, (ii) the fair value of a patent license and the portion of the fair value attributable to past and future periods, (iii) the Company’s tax filing positions and the related assessment of recognition and measurement of uncertain tax positions, (iv) whether a valuation allowance related to a deferred tax asset should be recorded and (v) whether a potential indicator of impairment of the Company’s long-lived assets exists and in estimating future cash flows for the purpose of any necessary impairment tests. If management’s estimates differ materially from actual results, the Company’s future results of operations will be affected.

Revenue Recognition

The Company recognizes revenue from product sales when all of the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured.

For all sales, the Company uses a binding purchase order or a signed agreement as evidence of an arrangement. Delivery occurs when goods are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement with the customer. The customer’s obligation to pay and the payment terms are set at the time of delivery and are not dependent on the subsequent resale of the product. However, certain of the Company’s sales are made to distributors under agreements that contain a limited right to return unsold product and price protection provisions. These return rights and price protection provisions limit the Company’s ability to reasonably estimate product returns and the final price of the inventory sold to distributors. As a result, the price to the customer is not fixed or determinable at the time products are delivered to distributors. Accordingly, the Company recognizes revenue from these distributors based on the sell-through method using inventory information provided by the distributor. At times, the Company provides standard incentive programs to its customers. The Company accounts for its competitive pricing incentives and rebates as a reduction of revenue in the period the related revenue is recorded based on the specific program criteria and historical experience. In addition, the Company records provisions against revenue and cost of revenue for estimated product returns in the same period that revenue is recognized. These provisions are based on historical experience as well as specifically identified product returns. Service and other revenue is recognized when earned and receipt is reasonably assured.

For those sales that include multiple deliverables, the Company allocates revenue based on the relative selling price of the individual components. When more than one element, such as hardware and services, are contained in a single arrangement, the Company allocates revenue between the elements based on each element’s relative selling price, provided that each element meets the criteria for treatment as a separate unit of accounting. When applying the relative selling price method, the Company determines the selling price for each deliverable using vendor-specific objective evidence (VSOE) of the selling price, if it exists. In order to establish VSOE of the selling price, the Company must regularly sell the product and/or service on a standalone basis with a substantial majority of the sales priced within a relatively narrow range. If VSOE of the selling price cannot be determined, the Company then considers third party evidence (TPE) of the selling price. Generally, the Company is not able to determine TPE due to the lack of similar products and services sold by other companies within the industry. If neither VSOE nor TPE exists, the Company determines the estimated selling price based on multiple factors including, but not limited to, cost, gross margin, market conditions and pricing practices. Revenue allocated to each element is then recognized when the basic revenue recognition criteria is met for each deliverable.

The Company sells certain software products and related post-contract customer support. The Company recognizes revenue from software products when all of the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is probable. Revenue is allocated to undelivered elements based upon VSOE of the fair value of the element. VSOE of the fair value is based upon the price charged when the element is sold separately. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element. If the Company is unable to determine VSOE of fair value for an undelivered element, the entire amount of revenue from the arrangement is deferred and recognized over the service period or when all elements have been delivered.

Stock-Based Compensation

The Company recognizes compensation expense for all stock-based awards made to employees and non-employee directors, including restricted stock units, stock options and stock purchases under its Employee Stock Purchase Plan (the ESPP), based on estimated fair values on the measurement date, which is generally the date of grant. Stock-based compensation is recognized for the portion of the award that is ultimately expected to vest. Forfeitures are estimated at the time of grant based on historical trends and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company recognizes stock-based compensation expense for awards that are subject to only a service condition on a straight-line basis over the requisite service period for the entire award, which is the vesting period for restricted stock units and stock options, and the offering period for the ESPP. For all other stock-based awards, stock-based compensation is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The determination of fair value of stock-based awards on the date of grant using an option-pricing or other valuation model is affected by the Company’s stock price, as well as assumptions regarding a number of highly complex and subjective variables. These variables may include, but are not limited to, the Company’s expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors. In estimating expected stock price volatility, the Company uses a combination of (i) historical volatility, calculated based on the daily closing prices of its common stock over a period equal to the expected term of the option, and (ii) implied volatility, utilizing market data of actively traded options on its common stock.

Research and Development

Research and development costs, including costs related to the development of new products and process technologies, are expensed as incurred.

Advertising Costs

The Company expenses all advertising costs as incurred and such costs were not material to the consolidated statements of operations.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Income tax positions taken or expected to be taken in a tax return are recognized in the first reporting period that it is more likely than not the tax position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. Previously recognized income tax positions that fail to meet the recognition threshold in a subsequent period are derecognized in that period. Differences between actual results and the Company’s assumptions, or changes in its assumptions in future periods, are recorded in the period they become known. The Company records potential accrued interest and penalties related to unrecognized tax benefits in income tax expense.

Deferred income taxes are recognized for the future tax consequences of temporary differences using enacted statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Temporary differences include the difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities and operating loss and tax credit carryforwards. The effect on deferred taxes of a change in tax rates is recognized in earnings in the period that includes the enactment date.

A valuation allowance is recorded when it is more likely than not that some or all of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. The Company’s estimates and projections require significant judgment and are subject to uncertainty due to various factors, including the economic environment, industry and market conditions, and the length of time of the projections included in the analyses.

Net Income per Share

The Company computes basic net income per share based on the weighted-average number of common shares outstanding during the periods presented. Diluted net income per share is computed based on the weighted-average number of common and any dilutive potential common shares outstanding using the treasury stock method. Restricted stock units, stock options and other stock-based awards granted by the Company have been treated as dilutive potential common shares in computing diluted net income per share.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, marketable securities and trade accounts receivable. Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits.

The Company invests primarily in debt securities, the majority of which are high investment grade. In accordance with the Company’s investment policy, exposure to credit risk is limited by the diversification and investment in highly-rated securities.

The Company’s products are sold worldwide, primarily to OEMs and distributors. As of April 3, 2016 and March 29, 2015, the Company had four customers that each individually accounted for 10% or more of the Company’s accounts receivable. These customers, all of which were OEMs or their manufacturing subcontractors, accounted for an aggregate of 75% and 63% of the Company’s total accounts receivable as of April 3, 2016 and March 29, 2015, respectively. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. Sales to customers are denominated in U.S. dollars. As a result, the Company believes its foreign currency risk related to trade accounts receivable is minimal.

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs that may be used to measure fair value. The first two levels of inputs are considered observable and the last unobservable. A description of the three levels of inputs is as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less on their acquisition date to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.

Marketable Securities

Marketable securities consist of available-for-sale securities and are classified in the consolidated balance sheets based on the nature of the security and the availability for use in current operations. Available-for-sale securities are recorded at fair value based on quoted market prices or other observable inputs. Unrealized gains and losses, net of related income taxes, on available-for-sale securities are excluded from earnings and reported as a separate component of accumulated other comprehensive income until realized.

The Company recognizes an impairment charge on available-for-sale securities when the decline in the fair value of an investment below its cost basis is judged to be other-than-temporary. If the Company intends to sell the security or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the Company would recognize the entire impairment in earnings. If the Company does not intend to sell the security and it is not more likely than not that it will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the other-

than-temporary impairment is separated into (a) the amount representing the credit loss and (b) the amount related to all other factors. The amount of the other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the other-than-temporary impairment related to other factors is recognized in other comprehensive income, net of applicable taxes. The Company considers various factors in determining whether to recognize an impairment charge, including the current financial and credit market environment, the financial condition and near-term prospects of the issuer of the security, the magnitude of the unrealized loss compared to the cost of the investment, the length of time the investment has been in a loss position and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery of market value.

Realized gains or losses are determined on a specific identification basis and reported in interest and other income, net, as incurred. Realized gains and losses reclassified from accumulated other comprehensive income are included in interest and other income, net, in the consolidated statements of operations.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of the Company’s customers to make required payments. This reserve is determined by analyzing specific customer accounts, applying estimated loss rates to the aging of remaining accounts receivable balances, and considering the impact of the current economic environment where appropriate.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. The Company writes down the carrying value of inventory to estimated net realizable value for estimated excess and obsolete inventory based upon assumptions about future demand and market conditions. These assumptions are based on economic conditions and trends (both current and projected), anticipated customer demand and acceptance of the Company’s current products, expected future products and other assumptions. Once the Company writes down the carrying value of inventory, a new cost basis is established. Subsequent changes in facts and circumstances do not result in an increase in the newly-established cost basis.

Inventories acquired through business combinations are recorded at their acquisition date fair value, which is generally estimated selling price less the costs of disposal and a normal profit allowance.

Property and Equipment

Property and equipment are stated at cost. Property and equipment acquired through business combinations are recorded at their acquisition date fair value. Depreciation is calculated using the straight-line method over estimated useful lives of 39.5 years for buildings, five to fifteen years for building and land improvements, and two to five years for other property and equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired. The amount assigned to in-process research and development (IPR&D) is capitalized and accounted for as an indefinite-lived intangible asset until the underlying projects are completed or abandoned.

Goodwill is not amortized but instead is tested annually for impairment, or more frequently when events or changes in circumstances indicate that the asset might be impaired, by comparing the carrying value to the fair value of the reporting unit to which the goodwill is assigned. A two-step test is used to identify the potential impairment and to measure the amount of impairment, if any. The first step is to compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit is less than its carrying amount, goodwill is considered impaired and the loss is measured by performing step two. Under step two, the impairment loss is measured by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. Management determined that the Company has a single reporting unit for the purpose of testing goodwill for impairment. The Company performs the annual test for impairment as of the first day of its fourth fiscal quarter. During the annual goodwill impairment test, the Company completed step one and determined that there was no impairment of goodwill since the fair value (based on quoted market price in an active market) of the reporting unit exceeded its carrying value.

IPR&D is not amortized but instead is tested annually for impairment, or more frequently when events or changes in circumstances indicate that the asset might be impaired. The Company initially assesses qualitative factors to determine whether it is more likely than not that the fair value of IPR&D is less than its carrying amount, and if so, the Company conducts a quantitative impairment test. The quantitative impairment test consists of a comparison of the fair value of IPR&D to its carrying amount. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to the difference. When an IPR&D project is complete, the related intangible asset becomes subject to amortization and impairment analysis as a long-lived asset. The Company performed a qualitative impairment test as of the first day of its fourth fiscal quarter and determined that there was no impairment of IPR&D.

Long-Lived Assets

Long-lived assets, including property and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by the comparison of the carrying amount of an asset or asset group to future undiscounted net cash flows expected to be generated by the asset or asset group. If such an asset or asset group is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.

Purchased intangible assets consist primarily of technology and customer relationships acquired in business acquisitions. Purchased intangible assets that have definite lives are amortized using a method that reflects the pattern in which the economic benefits of the intangible assets are realized or, if that pattern cannot be reliably determined, using a straight-line method over the estimated useful lives of the related assets, generally ranging from three to eight years.

Warranty

The Company’s products generally carry a warranty for periods of up to three years. The Company records a liability for product warranty obligations in the period the related revenue is recorded based on historical warranty experience. Warranty expense and the corresponding liability were not material to the consolidated financial statements.

Comprehensive Income

Comprehensive income includes all changes in equity other than transactions with stockholders. The Company’s accumulated other comprehensive loss consists of unrealized gains and losses on available-for-sale securities, net of income taxes, and foreign currency translation adjustments.

Foreign Currency Translation

Certain of the Company’s foreign subsidiaries utilize a functional currency other than U.S. dollars. Assets and liabilities of these subsidiaries are translated to U.S. dollars at exchange rates in effect at the balance sheet date, and income and expenses are translated at average exchange rates during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income. Gains and losses resulting from transactions denominated in currencies other than the functional currency are included in interest and other income, net, and were not material to the consolidated statements of operations.

Recently Adopted Accounting Standards

In November 2015, the Financial Accounting Standards Board (FASB) issued an accounting standard update to simplify the presentation of deferred income taxes. Under this new standard, deferred tax assets and liabilities are required to be classified as noncurrent in a classified balance sheet. The Company adopted this standard during fiscal 2016 on a retrospective basis resulting in the reclassification of $12.5 million of current deferred tax assets to noncurrent in the Company’s consolidated balance sheet as of March 29, 2015.

Recently Issued Accounting Standards Not Yet Effective

In May 2014, the FASB issued an accounting standard update that requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This standard will replace most existing revenue recognition guidance when it becomes effective. In July 2015, the FASB amended this standard to defer the effective date by one year and permit early adoption as of the original effective date. This amended standard is effective for the Company in the first quarter of fiscal 2019. This standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect this new guidance will have on its consolidated financial statements and has not yet selected a transition method.

Note 2. Business Acquisitions and License Agreement

Broadcom Corporation

In March 2014, the Company acquired certain 10/25/40/50/100Gb Ethernet controller-related assets from Broadcom Corporation and licensed certain related intellectual property under non-exclusive licenses for total cash consideration of $147.8 million and the assumption of certain liabilities. This business acquisition expanded the Company’s product portfolio and accelerated its time to market for next generation products in the server Ethernet connectivity market. In connection with this acquisition, the Company entered into a development and supply agreement under which the Company will purchase services and ASICs from Broadcom Corporation related to this business.

In connection with this transaction, the Company acquired one IPR&D project which was related to next generation Ethernet products and determined to have an estimated fair value of $21.2 million at the acquisition date. During the first quarter of fiscal 2017, the Company completed this IPR&D project and reclassified the $21.2 million to a developed technology intangible ass et. This intangible asset will be amortized to cost of revenues over its estimated useful life of six years.

Supplemental Pro Forma Data (Unaudited)

The unaudited supplemental pro forma financial data presented below gives effect to this acquisition as if it had occurred at the beginning of fiscal 2013, the year prior to the acquisition date. The supplemental data includes amortization expense related to the acquired intangible assets of $12.0 million in fiscal 2014. In addition, the supplemental data reflects adjustments related to stock-based compensation, the amortization of acquired inventory valuation step-up and transaction costs, such as legal fees, directly associated with the acquisition. These additional adjustments are not material to the period presented.

This unaudited supplemental pro forma financial data is presented for informational purposes only and does not purport to be indicative of the results of future operations or the results that would have occurred had the Company completed the acquisition at the beginning of fiscal 2013.

2014
(Unaudited, in thousands, except per share amounts)
Pro forma net revenues:
Advanced Connectivity Platforms	$423,446
Legacy Connectivity Products	85,888

$509,334
Pro forma net loss	$(38,676)
Pro forma net loss per share (basic)	$(0.44)
Pro forma net loss per share (diluted)	$(0.44)

The results of operations for this acquisition have been included in the consolidated financial statements from the date of acquisition and are immaterial to the consolidated financial results of the Company in fiscal 2014.

Patent License Agreement

In March 2014, the Company entered into a non-exclusive patent license agreement with Broadcom Corporation and paid a one-time fee of $62.0 million as specified in the agreement. The license covers all of the Company’s Fibre Channel products. The Company determined that the $62.0 million fee represented the estimated fair value of the license utilizing a market approach, as well as a relief-from-royalty income approach based on the applicable historical revenues and projected future revenues over the ten-year term of the license. Based on the relief-from-royalty income approach, the Company attributed $41.0 million of the license fee to the use of the related technology in periods prior to the date of the license agreement and recorded this amount in special charges in fiscal 2014. The portion of the fee attributed to the future use of the technology was $21.0 million and was recorded as a prepaid license in other assets. The prepaid license is being amortized using a method that reflects the pattern in which the economic benefits of the prepaid license are consumed or otherwise used over the ten-year license term.

Brocade Communications Systems, Inc.

In January 2014, the Company acquired certain assets related to the Fibre Channel and converged network adapter business from Brocade Communications Systems, Inc. for cash consideration of $9.6 million and the assumption of certain liabilities. The Company completed this acquisition to expand its product portfolio and market position in the Fibre Channel and converged network adapter market.

The results of operations for this acquisition have been included in the consolidated financial statements from the date of acquisition and are immaterial to the consolidated financial results of the Company. Pro forma results of operations have not been presented for this acquisition as the results of operations of the acquired business are not material to the consolidated financial statements of the Company.

Note 3. Marketable Securities

The Company’s portfolio of available-for-sale marketable securities consists of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
April 3, 2016
U.S. government and agency securities	$97,895	$433	$(15)	$98,313
Corporate debt obligations	98,164	216	(69)	98,311
Mortgage-backed securities	17,944	86	(53)	17,977
Municipal bonds	10,355	65	(1)	10,419
Other debt securities	4,412	8	(1)	4,419

	$228,770	$808	$(139)	$229,439

March 29, 2015
U.S. government and agency securities	$54,279	$173	$(12)	$54,440
Corporate debt obligations	99,117	257	(51)	99,323
Mortgage-backed securities	26,676	182	(36)	26,822
Municipal bonds	16,647	76	(2)	16,721
Other debt securities	3,860	8	—	3,868

	$200,579	$696	$(101)	$201,174

The amortized cost and estimated fair value of debt securities as of April 3, 2016, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because the issuers of securities may have the right to repay obligations without prepayment penalties. Certain debt instruments, although possessing a contractual maturity greater than one year, are classified as short-term marketable securities based on their ability to be traded on active markets and availability for current operations.

	Amortized Cost	Estimated Fair Value
	(In thousands)
Due in one year or less	$55,154	$55,192
Due after one year through three years	147,223	147,593
Due after three years through five years	15,851	16,063
Due after five years	10,542	10,591

	$228,770	$229,439

The following table presents the Company’s marketable securities with unrealized losses by investment category and length of time that individual securities have been in a continuous unrealized loss position as of April 3, 2016 and March 29, 2015.

	Less Than 12 Months		12 Months or Greater		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
April 3, 2016
U.S. government and agency securities	$23,221	$(15)	$—	$—	$23,221	$(15)
Corporate debt obligations	31,438	(61)	741	(8)	32,179	(69)
Mortgage-backed securities	8,171	(39)	1,864	(14)	10,035	(53)
Municipal bonds	379	(1)	—	—	379	(1)
Other debt securities	1,628	(1)	—	—	1,628	(1)

	$64,837	$(117)	$2,605	$(22)	$67,442	$(139)

March 29, 2015
U.S. government and agency securities	$16,607	$(12)	$—	$—	$16,607	$(12)
Corporate debt obligations	28,421	(51)	—	—	28,421	(51)
Mortgage-backed securities	4,174	(8)	4,581	(28)	8,755	(36)
Municipal bonds	921	(2)	—	—	921	(2)

	$50,123	$(73)	$4,581	$(28)	$54,704	$(101)

As of April 3, 2016 and March 29, 2015, the fair value of certain of the Company’s available-for-sale securities was less than their cost basis. Management reviewed various factors in determining whether to recognize an impairment charge related to these unrealized losses, including the current financial and credit market environment, the financial condition and near-term prospects of the issuer of the security, the magnitude of the unrealized loss compared to the cost of the investment, the length of time the investment had been in a loss position and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery of market value. As of April 3, 2016 and March 29, 2015, the Company determined that the unrealized losses were temporary in nature and recorded them as a component of accumulated other comprehensive income.

Note 4. Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, marketable securities, accounts receivable and accounts payable. The carrying value of cash equivalents, accounts receivable and accounts payable approximates fair value because of the nature and short-term maturity of these financial instruments.

A summary of the assets measured at fair value on a recurring basis as of April 3, 2016 and March 29, 2015 is as follows:

	Fair Value Measurements Using
	Level 1	Level 2	Total
	(In thousands)
April 3, 2016
Cash and cash equivalents	$125,408	$—	$125,408

Marketable securities:
U.S. government and agency securities	98,313	—	98,313
Corporate debt obligations	—	98,311	98,311
Mortgage-backed securities	—	17,977	17,977
Municipal bonds	—	10,419	10,419
Other debt securities	—	4,419	4,419

	98,313	131,126	229,439

	$223,721	$131,126	$354,847

March 29, 2015
Cash and cash equivalents	$115,241	$—	$115,241

Marketable securities:
U.S. government and agency securities	54,440	—	54,440
Corporate debt obligations	—	99,323	99,323
Mortgage-backed securities	—	26,822	26,822
Municipal bonds	—	16,721	16,721
Other debt securities	—	3,868	3,868

	54,440	146,734	201,174

	$169,681	$146,734	$316,415

The Company’s investments classified within Level 2 were primarily valued based on valuations obtained from a third-party pricing service. To estimate fair value, the pricing service utilizes industry-standard valuation models, including both income and market-based approaches for which all significant inputs are observable either directly or indirectly. The Company obtained documentation from the pricing service as to the methodology and summary of inputs used for the various types of securities. The pricing service maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs. These observable inputs include reported trades and broker/dealer quotes of the same or similar securities, issuer credit spreads, benchmark securities and other observable inputs. The Company compares valuation information from the pricing service with other pricing sources to validate the reasonableness of the valuations.

Note 5. Inventories

Components of inventories are as follows:

	2016	2015
	(In thousands)
Raw materials	$13,056	$4,311
Finished goods	26,689	25,667

	$39,745	$29,978

Note 6. Property and Equipment

Components of property and equipment are as follows:

	2016	2015
	(In thousands)
Land	$11,663	$11,663
Buildings and improvements	39,811	38,996
Production and test equipment	217,952	229,268
Furniture and fixtures	8,846	8,630

	278,272	288,557
Less accumulated depreciation and amortization	206,534	210,056

	$71,738	$78,501

During fiscal 2015, the Company consolidated its facilities and decided to sell one of its buildings. The related land and building were classified as held for sale and the Company ceased depreciation on the building upon this determination. As of March 29, 2015, the carrying value of the land and building totaling $7.5 million were excluded from property and equipment and were included in other current assets in the consolidated balance sheet. During fiscal 2016, the Company sold this building and received net proceeds of $7.6 million.

Depreciation and amortization expense related to property and equipment totaled $24.8 million, $29.6 million and $30.1 million for fiscal 2016, 2015 and 2014, respectively. The Company excluded purchases of property and equipment totaling $2.7 million, $9.6 million and $2.8 million from its consolidated statements of cash flows for fiscal 2016, 2015 and 2014, respectively, which amounts were unpaid as of the end of the respective fiscal year.

Note 7. Purchased Intangible Assets

Purchased intangible assets consist of the following:

	April 3, 2016			March 29, 2015
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(In thousands)
Definite-lived intangible assets:
Developed technology	$72,121	$35,128	$36,993	$72,121	$21,536	$50,585
Customer relationships	5,400	1,378	4,022	5,400	703	4,697
Other	3,329	2,546	783	3,329	2,152	1,177

	80,850	39,052	41,798	80,850	24,391	56,459
Indefinite-lived intangible assets:
In-process research and development	21,200	—	21,200	21,200	—	21,200

	$102,050	$39,052	$62,998	$102,050	$24,391	$77,659

A summary of the amortization expense, by classification, included in the consolidated statements of operations is as follows:

	2016	2015	2014
	(In thousands)
Cost of revenues	$13,986	$16,801	$2,387
Sales and marketing	675	703	—

	$14,661	$17,504	$2,387

The following table presents the estimated future amortization expense of purchased intangible assets as of April 3, 2016:

Fiscal	(In thousands)
2017	$17,923
2018	16,944
2019	15,535
2020	4,208
2021	4,208
Thereafter	4,180

$62,998

Note 8. Revolving Credit Facility

In March 2013, the Company entered into a credit agreement (the Credit Agreement) which provides the Company with a $125 million unsecured revolving credit facility that matures in March 2018. Borrowings under the Credit Agreement may be used for general corporate purposes, including permitted share repurchases and acquisitions. Under the Credit Agreement, the Company may increase the revolving commitments or obtain incremental term loans in an aggregate amount up to $100 million, subject to certain conditions.

Borrowings under the credit facility bear interest, at the Company’s option, at either a rate equal to (i) a base rate described in the Credit Agreement plus an applicable margin based on the Company’s leverage ratio (varying from 0.25% to 1.00%) or (ii) an adjusted LIBO rate described in the Credit Agreement plus an applicable margin based on the Company’s leverage ratio (varying from 1.25% to 2.00%). The credit facility also carries a commitment fee equal to the available but unused borrowing multiplied by an applicable margin based on the Company’s leverage ratio and the average daily used amount of the commitments (varying from 0.20% to 0.35%).

The Credit Agreement includes financial covenants requiring a maximum leverage ratio, a minimum fixed charge coverage ratio and minimum liquidity. The Credit Agreement also contains other customary affirmative and negative covenants and events of default.

There were no borrowings outstanding under the Credit Agreement as April 3, 2016.

Note 9. Stockholders’ Equity

Capital Stock

The Company’s authorized capital consists of 1 million shares of preferred stock, par value $0.001 per share, and 500 million shares of common stock, par value $0.001 per share. As of April 3, 2016 and March 29, 2015, the Company had 218.2 million and 215.5 million shares of common stock issued, respectively. As of April 3, 2016, 19.6 million shares of common stock were reserved for the exercise of issued and unissued stock-based awards and 4.9 million shares were reserved for issuance in connection with the Company’s Employee Stock Purchase Plan.

Treasury Stock

Since fiscal 2003, the Company has had various programs that authorized the purchase by the Company of its outstanding common stock, including a program approved in October 2014 of which the total authorized amount of $100 million had been fully utilized as of April 3, 2016. Shares purchased under these programs have been recorded as treasury shares and will be held as such until the Company’s Board of Directors designates that these shares be retired or used for other purposes.

In November 2015, the Company’s Board of Directors approved a new program authorizing the purchase by the Company of up to $125 million of its outstanding common stock over a period of up to two years from the date of the initial purchase under the program. No shares have been purchased under this program as of April 3, 2016.

The Company excluded purchases of common stock totaling $0.9 million from its consolidated statement of cash flows for fiscal 2015, which amount was unpaid as of the end of the fiscal year.

Note 10. Stock-Based Compensation

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (the ESPP) that operates in accordance with Section 423 of the Internal Revenue Code. The ESPP is administered by the Compensation Committee of the Board of Directors. Under the ESPP, employees of the Company who elect to participate are granted options to purchase common stock at 85% of the lower of the market value of the common stock on either the first day of that offering period or on the applicable purchase date, whichever is less. Each offering period is generally 12 months and includes up to four purchase periods of three months each. If the fair market value of the Company’s common stock on the first day of any purchase period is less than on the date of grant, employee participation in that offering period ends and participants are automatically re-enrolled in a new 12-month offering period. The ESPP permits an enrolled employee to make contributions to purchase shares of common stock, in an amount between 1% and 10% of compensation, subject to limits specified in the Internal Revenue Code. The total number of shares issued under the ESPP was 816,000, 845,000 and 836,000 during fiscal 2016, 2015 and 2014, respectively.

Stock Incentive Compensation Plans

The Company may grant stock-based awards to employees and directors under the QLogic 2005 Performance Incentive Plan (the 2005 Plan).

Prior to the adoption of the 2005 Plan in August 2005, the Company granted options to purchase shares of the Company’s common stock to employees and directors under a predecessor stock plan. No further awards can be granted under this predecessor plan.

The 2005 Plan provides for the issuance of restricted stock units, incentive and non-qualified stock options, and other stock-based incentive awards for employees. The 2005 Plan permits the Compensation Committee of the Board of Directors to select eligible employees to receive awards and to determine the terms and conditions of awards. Restricted stock units represent a right to receive a share of stock at a future vesting date with no cash payment from the holder. Restricted stock units granted to employees subject to only a service condition generally vest over four years from the date of grant. Restricted stock units granted to employees subject to a service and either a performance or market condition generally vest over three years. Stock options granted to employees have ten-year terms and vest over four years from the date of grant.

Under the terms of the 2005 Plan, as amended, non-employee directors receive grants of stock-based awards upon initial election or appointment to the Board of Directors and upon annual reelection to the Board. The target fair value of such grants is determined by reference to the equity compensation for non-employee directors of the Company’s peer group of companies. The target value is then allocated 50% to a restricted stock unit award and 50% to a non-qualified stock option grant in the case of the initial grant and allocated 100% to a restricted stock unit award in the case of the annual grant. Restricted stock unit awards granted to non-employee directors vest from one to three years from the date of grant. Stock options granted to non-employee directors have ten-year terms and vest over three years from the date of grant.

As of April 3, 2016, shares available for future grant were 10.2 million under the 2005 Plan. Shares for market-based restricted stock units reduce the shares available for future grant assuming the maximum number of shares subject to the award.

The 2014 New-Hire Performance Incentive Plan (the 2014 Plan) was adopted in November 2014 and provided for the issuance of non-qualified stock options, restricted stock units and other stock-based incentive awards for newly-hired officers or employees, where the awards granted were an inducement material to the employee’s entering into employment with the Company or one of its subsidiaries. The Company’s authority to grant new awards under the 2014 Plan was terminated by the Board of Directors in November 2015. As of April 3, 2016, there were no outstanding awards remaining under the 2014 Plan.

A summary of activity of restricted stock units subject to only a service condition is as follows:

	Number of RSUs	Weighted- Average Grant Date Fair Value	Aggregate Fair Value
	(In thousands)		(In thousands)
Outstanding and unvested at March 31, 2013	3,251	$14.71
Granted	2,207	11.11
Vested	(1,150)	14.90	$11,136
Forfeited	(697)	13.80

Outstanding and unvested at March 30, 2014	3,611	12.62
Granted	2,061	10.61
Vested	(1,102)	13.42	11,839
Forfeited	(911)	11.94

Outstanding and unvested at March 29, 2015	3,659	11.42
Granted	1,578	14.40
Vested	(1,213)	11.88	17,206
Forfeited	(1,086)	12.45

Outstanding and unvested at April 3, 2016	2,938	$12.44

The table above includes 408,000 and 477,000 restricted stock units granted during fiscal 2015 and 2014, respectively, to employees that joined the Company in connection with acquisitions.

A summary of activity of restricted stock units subject to a service condition and either a performance or market condition is as follows:

	Number of RSUs	Weighted- Average Grant Date Fair Value	Aggregate Fair Value
	(In thousands)		(In thousands)
Outstanding and unvested at March 31, 2013	289	$14.01
Granted	374	11.67
Vested	(60)	13.97	$558
Forfeited	(180)	13.86

Outstanding and unvested at March 30, 2014	423	12.02
Granted	721	12.04
Vested	(24)	13.98	242
Forfeited	(141)	10.03

Outstanding and unvested at March 29, 2015	979	12.27
Granted	641	15.45
Vested	(21)	10.14	322
Forfeited	(1,094)	13.60

Outstanding and unvested at April 3, 2016	505	$13.52

During fiscal 2016, 2015 and 2014, the Company issued 811,000, 688,000 and 717,000 shares of common stock, respectively, in connection with the vesting of restricted stock units. The difference between the number of restricted stock units vested and the shares of common stock issued is the result of restricted stock units withheld in satisfaction of minimum tax withholding obligations associated with the vesting.

A summary of stock option activity is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(In thousands)			(In thousands)
Outstanding at March 31, 2013	16,829	$17.14
Granted	75	10.90
Exercised	(88)	12.00		$36
Forfeited (cancelled pre-vesting)	(732)	15.02
Expired (cancelled post-vesting)	(4,881)	20.45

Outstanding at March 30, 2014	11,203	15.84
Granted	32	9.99
Exercised	(229)	13.43		264
Forfeited (cancelled pre-vesting)	(273)	14.88
Expired (cancelled post-vesting)	(2,238)	15.42

Outstanding at March 29, 2015	8,495	16.03
Granted	22	14.91
Exercised	(1,034)	14.50		793
Forfeited (cancelled pre-vesting)	(12)	13.29
Expired (cancelled post-vesting)	(2,083)	17.18

Outstanding at April 3, 2016	5,388	$15.88	3.0	$487

Vested and expected to vest at April 3, 2016	5,388	$15.88	3.0	$487

Exercisable at April 3, 2016	5,307	$15.92	3.0	$402

The intrinsic value of options exercised in the table above is calculated as the difference between the market price on the date of exercise and the exercise price multiplied by the number of options exercised. During fiscal 2016, 2015 and 2014, the grant date fair value of options vested totaled $1.0 million, $2.6 million and $7.7 million, respectively.

Stock-Based Compensation Expense

A summary of stock-based compensation expense, by functional line item in the consolidated statements of operations, is as follows:

	2016	2015	2014
	(In thousands)
Cost of revenues	$825	$1,049	$1,349
Engineering and development	9,140	10,024	10,918
Sales and marketing	3,780	4,631	5,337
General and administrative	2,883	4,841	5,034

	$16,628	$20,545	$22,638

The fair value of stock options granted and shares to be purchased under the ESPP have been estimated at the date of grant using a Black-Scholes option-pricing model. The weighted-average fair values and underlying assumptions are as follows:

	2016		2015		2014
	Stock Options	Employee Stock Purchase Plan	Stock Options	Employee Stock Purchase Plan	Stock Options	Employee Stock Purchase Plan
Fair value	$5.44	$2.60	$3.74	$2.20	$4.12	$2.41
Expected volatility	33%	39%	33%	30%	36%	32%
Risk-free interest rate	1.9%	0.2%	2.1%	0.1%	1.6%	0.1%
Expected life (years)	6.5	0.6	6.6	0.5	6.2	0.3
Dividend yield	—	—	—	—	—	—

Restricted stock units granted subject to either (i) a service condition only, or (ii) service and performance conditions, are valued based on the closing market price on the date of grant. Restricted stock units granted with service and market conditions are valued based on a Monte Carlo simulation model on the date of grant.

The Company recognized tax benefits related to stock-based compensation expense for fiscal 2016, 2015 and 2014 of $4.9 million, $7.2 million and $6.2 million, respectively. Stock-based compensation costs capitalized as part of the cost of assets were not material to the consolidated financial statements.

As of April 3, 2016, there was $33.0 million of total unrecognized compensation costs related to outstanding stock-based awards. These costs are expected to be recognized over a weighted-average period of 2.2 years.

The Company currently issues new shares to deliver common stock under its stock-based award plans.

Note 11. Employee Retirement Savings Plan

The Company has established a pretax savings plan under Section 401(k) of the Internal Revenue Code for substantially all U.S. employees. Under the plan, eligible employees are able to contribute up to 50% of their compensation, subject to limits specified in the Internal Revenue Code. The Company matches contributions up to 2% of a participant’s compensation. The Company’s matching contributions on behalf of its employees totaled $1.5 million, $1.6 million and $1.8 million in fiscal 2016, 2015 and 2014, respectively.

The Company maintains retirement plans in certain non-U.S. locations. The total expense and total obligation for these plans were not material to the consolidated financial statements.

The Company previously had a nonqualified deferred compensation plan available to certain members of the Company’s management. This plan was terminated in fiscal 2016. The total expense and total obligation of the Company for this plan was not material to the consolidated financial statements.

Note 12. Special Charges

A summary of the special charges recorded during fiscal 2016, 2015 and 2014 is as follows:

	2016	2015	2014
	(In thousands)
Exit costs	$9,852	$6,946	$26,491
Asset impairments	1,954	3,074	7,322
Other charges	—	500	—
Patent license (Note 2)	—	—	41,040

	$11,806	$10,520	$74,853

September 2015 Initiative

In September 2015, the Company commenced a restructuring plan (September 2015 Initiative) designed to align its future operating expenses with its revenue expectations. The restructuring plan includes a workforce reduction and the consolidation and elimination of certain engineering activities.

During fiscal 2016, the Company recorded special charges of $10.6 million related to the September 2015 Initiative. Special charges for fiscal 2016 consisted of $8.6 million of exit costs and $2.0 million of asset impairment charges related to property and equipment. Exit costs included severance and related costs associated with involuntarily terminated employees, as well as costs related to a leased facility that the Company ceased using during fiscal 2016. The exit costs related to the leased facility include a non-cash adjustment of $0.5 million related to the reversal of a deferred rent liability associated with this facility.

As of April 3, 2016, the Comp any had substantially completed the restructuring activities related to the September 2015 Initiative. Activity and liability balances for exit costs related to this initiative are as follows:

	Workforce Reduction	Facilities and Other	Total
	(In thousands)
Charged to costs and expenses	$7,780	$858	$8,638
Payments	(7,780)	(286)	(8,066)
Non-cash adjustment	—	461	461

Balance as of April 3, 2016	$—	$1,033	$1,033

The unpaid exit costs related to the September 2015 Initiative are expected to be paid over the term of the related agreement through fiscal 2019.

May 2015 Initiative

In May 2015, the Company commenced a restructuring plan designed to streamline business operations and recorded special charges of $0.7 million during fiscal 2016. The special charges consisted entirely of exit costs associated with severance benefits for the involuntarily terminated employees. The Company completed these restructuring activities and all amounts were paid as of September 27, 2015.

March 2015 Initiative

In March 2015, the Company implemented a restructuring plan consisting of a workforce reduction primarily designed to further streamline its business operations. In connection with this action, the Company recorded special charges of $1.2 million consisting of exit costs associated with severance benefits for involuntarily terminated employees. The Company completed these restructuring activities and all amounts were paid as of June 28, 2015.

March 2014 Initiative

In March 2014, the Company commenced a restructuring plan (March 2014 Initiative) primarily designed to consolidate its Ethernet product roadmap following the acquisition of the Ethernet controller-related assets. This restructuring plan primarily included a workforce reduction and the consolidation and elimination of certain engineering activities. The Company completed these restructuring activities and all amounts were paid as of March 29, 2015.

In connection with the March 2014 Initiative, the Company recorded special charges of $3.6 million and $14.0 million during fiscal 2015 and fiscal 2014, respectively. Special charges during fiscal 2015 included $2.6 million of exit costs and $1.0 million of asset impairment charges primarily related to abandoned property and equipment. Special charges during fiscal 2014 included $9.1 million of exit costs and $4.9 million of asset impairment charges primarily related to abandoned property and equipment. The exit costs included severance and related costs associated with involuntarily terminated employees. Exit costs for fiscal 2014 also included the costs associated with the cancellation of certain contracts.

Activity and liability balances for exit costs related to the March 2014 Initiative are as follows:

	Workforce Reduction	Contract Cancellation and Other	Total
	(In thousands)
Charged to costs and expenses	$4,789	$4,325	$9,114
Payments	(1,612)	(14)	(1,626)

Balance as of March 30, 2014	3,177	4,311	7,488
Charged to costs and expenses	2,693	(73)	2,620
Payments	(5,870)	(4,238)	(10,108)

Balance as of March 29, 2015	$—	$—	$—

June 2013 Initiative

In June 2013, the Company commenced a restructuring plan (June 2013 Initiative) designed to enhance product focus and streamline business operations. The restructuring plan includes a workforce reduction and the consolidation and elimination of certain engineering activities. In connection with this plan, the Company ceased development of future ASICs for switch products.

In connection with the June 2013 Initiative, the Company recorded special charges of $0.6 million, $5.2 million and $19.8 million during fiscal 2016, 2015 and 2014, respectively. Special charges during fiscal 2016 consisted entirely of exit costs. Special charges during fiscal 2015 consisted of $3.1 million of exit costs and $2.1 million of asset impairment charges primarily related to abandoned property. During the fourth quarter of fiscal 2015, the Company vacated the remaining space in a facility that it had ceased using and recorded exit costs of $2.4 million. In addition, the Company recorded a non-cash adjustment of $1.7 million primarily related to the reversal of a deferred rent liability associated with this facility. Special charges for fiscal 2014 consisted of $17.4 million of exit costs and $2.4 million of asset impairment charges primarily related to abandoned property and equipment. The exit costs included severance and related costs associated with involuntarily terminated employees. Certain employees that were notified of their termination are required to provide future services for varying periods in excess of statutory notice periods. Severance costs related to these services are recognized ratably over the estimated requisite service period. The Company expects to incur less than $1 million of additional severance costs for these employees over the remaining requisite service period. Exit costs also included the estimated costs associated with a facility under a non-cancelable lease that the Company ceased using.

Activity and liability balances for exit costs related to the June 2013 Initiative, including a liability associated with exit costs related to a portion of the facility the Company ceased using prior to fiscal 2013, are as follows:

	Workforce Reduction	Facilities and Other	Total
	(In thousands)
Balance as of March 31, 2013	$—	$1,771	$1,771
Charged to costs and expenses	13,831	3,546	17,377
Payments	(10,303)	(696)	(10,999)

Balance as of March 30, 2014	3,528	4,621	8,149
Charged to costs and expenses	749	2,353	3,102
Payments	(1,801)	(1,064)	(2,865)

Non-cash adjustments	—	1,666	1,666

Balance as of March 29, 2015	2,476	7,576	10,052
Charged to costs and expenses	566	—	566
Payments	(1,122)	(2,433)	(3,555)

Balance as of April 3, 2016	$1,920	$5,143	$7,063

The unpaid exit costs related to the June 2013 Initiative are expected to be paid over the terms of the related agreements through fiscal 2018.

A summary of the total unpaid exit costs for all restructuring plans, by classification, included in the consolidated balance sheets is as follows:

	2016	2015
	(In thousands)
Other current liabilities	$3,642	$3,664
Other liabilities	4,454	7,553

	$8,096	$11,217

Note 13. Interest and Other Income, net

Components of interest and other income, net, are as follows:

	2016	2015	2014
	(In thousands)
Interest income	$2,584	$2,166	$3,378
Gain on sales of marketable securities	417	386	2,184
Loss on sales of marketable securities	(353)	(430)	(938)
Other	(719)	(1,359)	(1,364)

	$1,929	$763	$3,260

Note 14. Income Taxes

Income (loss) before income taxes consists of the following components:

	2016	2015	2014
	(In thousands)
United States	$7,018	$12,294	$(19,056)
International	43,708	42,899	10,096

	$50,726	$55,193	$(8,960)

The components of income tax expense are as follows:

	2016	2015	2014
	(In thousands)
Current:
Federal	$(818)	$1,859	$9,206
State	(6,185)	913	1,532
Foreign	3,376	3,285	2,205

Total current	(3,627)	6,057	12,943

Deferred:
Federal	7,874	(1,700)	(18,883)
State	(512)	603	15,006
Foreign	525	(360)	240

Total deferred	7,887	(1,457)	(3,637)

	$4,260	$4,600	$9,306

The effect of deferred taxes associated with the change in unrealized gains and losses on the Company’s available-for-sale securities was immaterial and was recorded in accumulated other comprehensive income.

A reconciliation of the income tax expense (benefit) with the amount computed by applying the federal statutory tax rate to income (loss) before income taxes is as follows:

	2016	2015	2014
	(In thousands)
Expected income tax expense (benefit) at the statutory rate	$17,754	$19,318	$(3,136)
State income taxes, net of federal tax benefit	1,406	1,773	(330)
Tax rate differential on foreign earnings and other international related tax items	(10,943)	(11,195)	(324)
Benefit from research and other credits	(6,870)	(7,360)	(6,764)
Stock-based compensation	4,090	2,649	4,759
Resolution of prior period tax matters	(4,570)	(3,577)	(1,480)
Valuation allowance	2,435	2,634	16,433
Other, net	958	358	148

	$4,260	$4,600	$9,306

The components of the deferred tax assets and liabilities are as follows:

	2016	2015
	(In thousands)
Deferred tax assets:
Research credits	$40,033	$31,487
Reserves and accruals not currently deductible	13,994	18,971
Net operating loss carryforwards	10,090	9,764
Stock-based compensation	8,112	14,415
Patent license	6,571	7,098
Property and equipment	4,382	2,587
Investment securities	904	913
Other	292	313

Total gross deferred tax assets	84,378	85,548
Valuation allowance	(22,742)	(20,307)

Total deferred tax assets, net of valuation allowance	61,636	65,241

Deferred tax liabilities:
State income taxes	13,398	10,547
Research and development expenditures	7,235	5,814

Total deferred tax liabilities	20,633	16,361

Net deferred tax assets	$41,003	$48,880

The Company’s deferred tax assets related to research credits consist primarily of state and federal research credit carryforwards. These state tax credits have no expiration date and may be carried forward indefinitely. However, these credits may be utilized only to the extent that the Company realizes taxable income in the related state. Based upon the Company’s current projections of future taxable income in the respective states, the Company is unable to assert that it is more likely than not that it will realize the full benefit of these deferred tax assets. Accordingly, the Company has recorded valuation allowances against these deferred tax assets. The balance of this valuation allowance was $19.8 million and $17.5 million as of April 3, 2016 and March 29, 2015, respectively.

The Company’s deferred tax assets related to net operating loss carryforwards include both federal and state net operating loss carryforwards. The state net operating loss carryforwards are specific to the states in which the net operating losses were generated and certain of these carryforwards relate to previous acquisitions, which are subject to limitations on the timing of utilization. Based upon the Company’s current projections of future taxable income in the respective states, the Company is unable to assert that it is more likely than not that it will realize the full benefit of these deferred tax assets. Accordingly, the Company has recorded a valuation allowance against these deferred tax assets. The balance of this valuation allowance was $1.8 million and $1.7 million as of April 3, 2016 and March 29, 2015, respectively.

The Company’s deferred tax assets related to investment securities and capital loss carryovers consist primarily of temporary differences related to other-than-temporary impairments on the Company’s investment securities and realized losses on dispositions of investment securities that are subject to limitations on deductibility. As a result of limitations on the deductibility of capita l losses and other factors, management is unable to assert that it is more likely than not that the Company will realize the full benefit of these deferred tax assets. Accordingly, the Company previously recorded a valuation allowance against these deferred tax assets. The balance of this valuation allowance was $1.1 million as of April 3, 2016 and March 29, 2015.

Based upon the Company’s current and historical pre-tax earnings, management believes it is more likely than not that the Company will realize the full benefit of the existing deferred tax assets as of April 3, 2016, except for the deferred tax assets discussed above. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income or that there would be sufficient tax carrybacks available; however, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years.

As of April 3, 2016, the Company has federal net operating loss carryforwards of $13.0 million, which will expire between fiscal 2027 and 2029, if not utilized, and state net operating loss carryforwards of $67.5 million, which will expire between fiscal 2017 and 2036, if not utilized. The net operating loss carryforwards relating to acquired companies are subject to limitations on the timing of utilization. The Company also has state capital loss carryovers of $54.5 million, which will expire between fiscal 2017 and 2031, if not utilized.

As of April 3, 2016, the Company has federal research tax credit carryforwards of $9.8 million, which will expire between fiscal 2034 and 2036, if not utilized. The Company also has state research tax credit carryforwards of $31.9 million and state alternative minimum tax credits of $0.6 million, both of which have no expiration date.

The Company has made no provision for U.S. income taxes or foreign withholding taxes on the earnings of its foreign subsidiaries, as these amounts are intended to be indefinitely reinvested in operations outside the United States. As of April 3, 2016, the cumulative amount of undistributed earnings of the Company’s foreign subsidiaries was $438.1 million. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely.

During fiscal 2016, the statute of limitations expired for certain tax years in various states. As a result, the Company reduced the related income tax liabilities for such periods and recorded income tax benefits totaling $4.3 million.

During fiscal 2015, the Company settled all open matters relating to an Internal Revenue Service examination of the Company’s income tax returns for fiscal years 2010 through 2013. This settlement was for an amount less than the Company had previously accrued for this tax position. As a result, the Company recorded an income tax benefit of $2.5 million. In connection with this settlement, the Company paid federal and state income taxes totaling $2.1 million in fiscal 2016.

The Company is no longer subject to federal income tax examinations for years prior to fiscal 2014. With limited exceptions, the Company is no longer subject to state and foreign income tax examinations by taxing authorities for years prior to fiscal 2009. Management does not believe that the results of tax examinations will have a material impact on the Company’s financial condition or results of operations.

A rollforward of the activity in the gross unrecognized tax benefits is as follows:

	2016	2015
	(In thousands)
Balance at beginning of year	$12,904	$13,577
Additions based on tax positions related to the current year	1,266	1,059
Additions for tax positions of prior years	993	2,966
Reductions for tax positions of prior years	(690)	(276)
Decreases relating to settlements with taxing authorities	(364)	(3,629)
Reductions due to lapses of statutes of limitations	(4,931)	(793)

Balance at end of year	$9,178	$12,904

If the unrecognized tax benefits as of April 3, 2016 were recognized, $8.1 million, net of $1.1 million of tax benefits from state income taxes, would favorably affect the Company’s effective income tax rate.

In addition to the unrecognized tax benefits noted above, the Company had accrued $2.6 million and $3.5 million of interest expense and penalties as of April 3, 2016 and March 29, 2015, respectively. The Company recognized interest expense, net of the related tax effect, and penalties aggregating $(0.6) million, $0.1 million and $2.1 million during fiscal 2016, 2015 and 2014, respectively.

It is reasonably possible that the Company’s liability for uncertain tax positions may be reduced by as much as $1.0 million as a result of either the settlement of tax positions with various tax authorities or by virtue of the statute of limitations expiring through the end of fiscal 2017.

Note 15. Net Income Per Share

The following table sets forth the computation of basic and diluted net income (loss) per share:

	2016	2015	2014
	(In thousands, except per share amounts)
Net income (loss)	$46,466	$50,593	$(18,266)

Shares:
Weighted-average shares outstanding — basic	85,122	87,584	87,612
Dilutive potential common shares, using treasury stock method	988	879	—

Weighted-average shares outstanding — diluted	86,110	88,463	87,612

Net income (loss) per share:

Basic	$0.55	$0.58	$(0.21)

Diluted	$0.54	$0.57	$(0.21)

Stock-based awards, including stock options and restricted stock units, representing 6.3 million, 9.7 million and 15.2 million shares of common stock have been excluded from the diluted per share calculations for fiscal 2016, 2015 and 2014, respectively. These stock-based awards have been excluded from the diluted per share calculations because their effect would have been antidilutive.

Note 16. Commitments and Contingencies

Leases

The Company leases certain facilities, software and equipment under operating lease agreements. A summary of the future minimum lease commitments under non-cancelable operating leases as of April 3, 2016 is as follows:

Fiscal Year	(In thousands)
2017	$7,470
2018	4,616
2019	2,264
2020	1,773
2021	1,310
Thereafter	263

$17,696

Rent expense for fiscal 2016, 2015 and 2014 was $11.7 million, $12.0 million and $10.4 million, respectively.

Contingencies

The Company indemnifies certain of its customers and others against claims that the Company’s products infringe upon a patent, copyright, trademark or trade secret of a third party. In the event of such a claim, the Company agrees to pay all litigation costs, including attorney fees, and any settlement payments or damages awarded directly related to the infringement.

Management believes that any monetary liability or financial impact to the Company from these matters, individually and in the aggregate, would not be material to the Company’s financial condition or results of operations. However, there can be no assurance with respect to such result, and the monetary liability or financial impact to the Company from these matters could differ materially from those projected.

Legal Proceedings

On September 28, 2015, a purported class action was commenced in the U.S. District Court for the Central District of California asserting claims arising under federal securities laws against the Company and certain individual defendants. The plaintiff, Phyllis Hull, purported to represent a class of persons who purchased the Company’s common stock between April 30, 2015 and July 30, 2015. The plaintiff alleged that the defendants, including a former officer and a current officer, engaged in a scheme to inflate the Company’s stock price by making false and misleading statements regarding the Company’s operations, financial results and future business prospects in violation of federal securities laws. The plaintiff sought compensatory damages, interest and an award of reasonable attorneys’ fees and costs. On March 4, 2016, the parties filed a Joint Stipulation with the Court to voluntarily dismiss the case. On March 7, 2016, the Court dismissed the case with prejudice as to Phyllis Hull and her individual claims and without prejudice as to the unnamed class members.

On October 23, 2015, Stephen Kramer filed a shareholder derivative complaint in the California Superior Court in and for the County of Orange County purportedly on behalf of the Company against certain current and former officers and directors of the Company. The plaintiff alleges breaches of fiduciary duty, unjust enrichment, corporate waste, aiding and abetting breaches of fiduciary duty, and improper insider sales of stock in violation of California law based on the allegation that, since October 17, 2014, the individual defendants engaged in a scheme to inflate the Company’s stock price by making false and misleading statements regarding the Company’s operations, financial results, internal controls and future business prospects. The plaintiff seeks an award of damages and restitution to the Company from the individual defendants, disgorgement of the individual defendants’ profits and compensation, an order requiring the Company to reform and improve its corporate governance, and an award of costs and attorneys’ fees to the plaintiff and its counsel. On March 14, 2016, a second shareholder derivative complaint was filed in the same Court. The plaintiff in the second suit, Indiana Laborers Pension and Welfare Funds, makes similar allegations against certain current and former officers and directors of the Company, and seeks similar demands. The defendants have not yet responded to the complaints in either of the shareholder derivative cases.

The Company currently believes the disposition of these matters will not have a material adverse effect on the Company’s financial condition or results of operations.

Various other lawsuits, claims and proceedings have been or may be instituted against the Company. The outcome of litigation cannot be predicted with certainty and some lawsuits, claims and proceedings may be disposed of unfavorably to the Company. Many intellectual property disputes have a risk of injunctive relief and there can be no assurance that a license will be granted. Injunctive relief could have a material adverse effect on the Company’s financial condition or results of operations. Based on an evaluation of such other matters that are pending or asserted, management believes the disposition of such matters will not have a material adverse effect on the Company’s financial condition or results of operations.

Note 17. Revenue Components, Geographic Revenues and Significant Customers

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in one operating segment.

Revenue Components

A summary of net revenues by product category is as follows:

	2016	2015	2014
	(In thousands)
Advanced Connectivity Platforms	$417,923	$465,000	$386,738
Legacy Connectivity Products	40,990	55,198	74,169

	$458,913	$520,198	$460,907

Geographic Revenues

Revenues by geographic area are presented based upon the ship-to location of the customer. Net revenues by geographic area are as follows:

	2016	2015	2014
	(In thousands)
United States	$153,189	$193,853	$191,481
Asia-Pacific and Japan	219,600	226,213	166,568
Europe, Middle East and Africa	75,529	83,045	85,572
Rest of world	10,595	17,087	17,286

	$458,913	$520,198	$460,907

The United States, China and Hong Kong are the only countries that represented 10% or more of net revenues for fiscal 2016. Net revenues from customers in China and Hong Kong were $ 75.5 million and $ 60.1 million for fiscal 2016, respectively. The United States and China are the only countries that represented 10% or more of net revenues for fiscal 2015 and 2014. Net revenues from customers in China were $90.4 million and $56.0 million for fiscal 2015 and 2014, respectively.

Significant Customers

A summary of the Company’s customers, including their manufacturing subcontractors, that represent 10% or more of the Company’s net revenues is as follows:

	2016	2015	2014
HPE	26%	27%	24%
Dell	17%	17%	15%
IBM	*	11%	17%

*	Less than 10% of net revenues

Note 18. Condensed Quarterly Results (Unaudited)

The following table summarizes certain unaudited quarterly financial information for fiscal 2016 and 2015:

	Three Months Ended
	June	September (1)	December (2)	March (3)
	(In thousands, except per share amounts)
Fiscal 2016:
Net revenues	$113,405	$103,354	$122,730	$119,424
Gross profit	66,338	61,179	72,567	71,365

Operating income	7,091	2,221	21,456	18,029
Net income	2,556	2,238	23,433	18,239
Net income per share:
Basic	$0.03	$0.03	$0.28	$0.22
Diluted	$0.03	$0.03	$0.28	$0.22

Fiscal 2015:
Net revenues	$119,449	$127,503	$140,203	$133,043
Gross profit	70,695	75,410	82,401	77,546
Operating income	5,396	13,521	23,700	11,813
Net income	6,000	11,010	22,435	11,148
Net income per share:
Basic	$0.07	$0.13	$0.26	$0.13
Diluted	$0.07	$0.12	$0.25	$0.13

(1)	During the three months ended September 27, 2015, the Company recorded special charges of $8.2 million, consisting of $7.0 million of exit costs and $1.2 million of asset impairment charges related to property and equipment.
(2)	During the three months ended December 27, 2015 and December 28, 2014, the Company recorded an income tax benefit related to the retroactive reinstatement of the federal research tax credit of $3.0 million and $3.7 million, respectively.
(3)	During the three months ended March 29, 2015, the Company recorded special charges of $5.6 million, consisting of $3.5 million of exit costs and $2.1 million of asset impairment charges related to property and equipment.